Exhibit 99.1

NEWS RELEASE

November 22, 2004

FOR IMMEDIATE RELEASE

RADIO ONE, INC. ACQUIRES

CONTROLLING INTEREST IN REACH MEDIA, INC.

ACQUISITION CREATES AN URBAN MEDIA POWERHOUSE

Washington, DC - Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) announced today that it has signed a definitive agreement to acquire 51% of Reach Media, Inc. (“Reach”) for approximately $56.1 million in a combination of cash and Radio One Class D stock. Reach was founded approximately two years ago by Tom Joyner, its Chairman, and David Kantor, its CEO, to operate the Tom Joyner Morning Show (“TJMS”) and related businesses, which had previously been operated in conjunction with ABC Radio Networks. Mr. Joyner, known as the “hardest working man in radio”, is one of the nation’s leading radio personalities, who received the National Association of Broadcasting’s prestigious Marconi Award for 2004 as the number one nationally syndicated radio show personality.

The TJMS, reaching over eight million people every week, is broadcast on over 115 affiliate stations across the United States and is the top morning show in many of the markets in which it is broadcast. Reach also operates various other businesses associated with Tom Joyner including the Tom Joyner Sky Show, the Tom Joyner Family Reunion and various other special event-related businesses. Additionally, Reach operates one of the leading African-American targeted Internet destinations, www.blackamericaweb.com and recently developed a Tom Joyner television show in conjunction with TV One, LLC.

Radio One’s 51% interest in Reach will give Radio One a controlling interest in Reach, and the Company will consolidate the financial results of Reach for financial reporting purposes. Messrs. Joyner and Kantor will receive approximately half of their share of the purchase price in the form of Radio One Class D common stock and will continue to own significant stakes in Reach. Also, Messrs. Joyner and Kantor will each sign a new 10-year employment agreement with Reach. The acquisition is expected to close in January 2005. In conjunction with the closing of this acquisition, Radio One will look to syndicate the TJMS on stations it owns in major markets, in addition to the 15 stations it owns which currently syndicate the show.

Commenting on this acquisition, Alfred C. Liggins, III, Chief Executive Officer and President of Radio One stated, “From a strategic perspective, this is probably one of the most significant acquisitions in Radio One’s 25-year history. Through this transaction we have catapulted Radio One into an integrated media company targeting

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RADIO ONE, INC. ACQUIRES CONTROLLING INTEREST REACH MEDIA, INC.

the Urban marketplace.” Mr. Liggins continued, “In Urban media today there is no other company with a more diverse and focused asset base than Radio One’s and there is no bigger personality than Tom Joyner. The combination of our nationwide distribution platform and the content machine of Tom Joyner will create a one stop shop for advertisers looking to reach the African-American marketplace. Additionally, David Kantor is one of the most experienced and respected media executives in America and we are honored to have him become a part of the Radio One team. David’s expertise in the network and syndication businesses, in particular, will be invaluable as we potentially look to expand further Radio One’s syndication of some of our existing personalities such as Russ Parr and Steve Harvey. I am excited about the myriad ways we will be able to enhance value for our shareholders in the future through this amazing Urban media vehicle we are creating.”

Reach expects to report fiscal (calendar) 2005 revenue of approximately $50 million and EBITDA of approximately $12.5 million, thus making Radio One’s effective purchase price less than nine times 2005 expected EBITDA. Given the relatively stable nature of its business and the long-term contractual obligations of its affiliate stations, Reach has good long-term visibility for revenue and EBITDA and expects EBITDA to increase at a compound annual growth rate of approximately 20% over the next five years, based on its current business model.

Mr. Joyner remarked, “My dream has always been to build this company so that it provides great programs, music, events and so much more for Black folks. I am looking forward to doing even more of this in the future and taking our companies to the next level.”

According to Mr. Kantor, who has worked with Mr. Joyner for 15 years, “The partnering of these two companies creates an African-American media powerhouse. Not only does this transaction create an enterprise with immediate significant local and national reach to our core consumers but the combined companies will capitalize on the vision we share for becoming the top platform in African-American targeted radio, television, Internet and events. This combination will make it easier for businesses to customize and extend their connection to the African-American community.”

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RADIO ONE, INC. ACQUIRES CONTROLLING INTEREST REACH MEDIA, INC.

Executives from Radio One and Reach will hold a conference call later this morning to discuss this acquisition. The conference call is scheduled for today at 11:30 a.m. Eastern Standard Time. Interested parties should call 1-517-308-9012 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 1:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 1-203-369-0725. Access to live audio and replay of the conference call will also be available through the investor relations portion of Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Pro forma for all announced acquisitions, Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches approximately 13 million listeners every week. Radio One also owns approximately 40% of TV One, LLC, an African-American targeted cable channel, which is a joint venture with Comcast Corporation and programs “XM 169 The POWER” on XM Satellite Radio.

Reach Media, founded by radio personality, philanthropist and entrepreneur Tom Joyner, is a multi-media company formed in January 2003 as the parent company of The Tom Joyner Morning Show® and several other businesses that target African-Americans through radio, television, event production, and the Internet. The Tom Joyner Morning Show is aired in more than 115 markets throughout the United States, reaching more than eight million listeners every week. Its website, www.BlackAmericaWeb.com, which has more than 700,000 members, is a virtual town square for visitors to get daily news, play games, search for jobs and listen to The Tom Morning Show online.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.

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